Exhibit 12-C
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                                                                     Page 1 of 2



              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)


                                               Twelve Months Ended December 31,

                                  1997         1996         1995         1994          1993
                               ---------    ---------    ---------    ---------     ---------

OPERATING REVENUES             $ 943,109    $ 910,408    $ 854,674    $ 801,303     $ 801,487
                               ---------    ---------    ---------    ---------     ---------

OPERATING EXPENSES               728,644      733,664      686,183      655,805       624,025
  Interest portion
   of rentals (A)                  6,151        5,367        5,186        5,315         4,932
                               ---------    ---------    ---------    ---------     ---------
    Net expense                  722,493      728,297      680,997      650,490       619,093
                               ---------    ---------    ---------    ---------     ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                    1,100        1,245        2,430        3,847         2,919
  Other income/
   (expense), net                  3,371        1,220      129,660      (98,953)       (5,581)
                               ---------    ---------    ---------    ---------     ---------
    Total other income
     and deductions                4,471        2,465      132,090      (95,106)       (2,662)
                               ---------    ---------    ---------    ---------     ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $ 225,087    $ 184,576    $ 305,767    $  55,707     $ 179,732
                               =========    =========    =========    =========     =========

FIXED CHARGES:
  Interest on funded
   indebtedness                $  43,885    $  45,373    $  45,844    $  43,270     $  42,887
  Other interest (B)              15,765       14,436       14,147       15,137         6,990
  Interest portion
   of rentals (A)                  6,151        5,367        5,186        5,315         4,932
                               ---------    ---------    ---------    ---------     ---------
    Total fixed
     charges                   $  65,801    $  65,176    $  65,177    $  63,722     $  54,809
                               =========    =========    =========    =========     =========

RATIO OF EARNINGS
 TO FIXED CHARGES                   3.42         2.83         4.69         0.87          3.28
                               =========    =========    =========    =========     =========

Preferred stock
 dividend requirement                483          944          944        2,960         6,960
Ratio of income before
 provision for
 income taxes to
 net income (C)                    170.3%       172.9%       162.0%       174.8%        160.4%
Preferred stock
 dividend requirement
 on a pretax basis                   823        1,632        1,529        5,174        11,164
Fixed charges, as above           65,801       65,176       65,177       63,722        54,809
                               ---------    ---------    ---------    ---------     ---------
  Total fixed charges
   and preferred
   stock dividends             $  66,624    $  66,808    $  66,706    $  68,896     $  65,973
                               =========    =========    =========    =========     =========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                    3.38         2.76         4.58         0.81          2.72
                               =========    =========    =========    =========     =========


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                                                                    Exhibit 12-C
                                                                     Page 2 of 2



              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)




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Notes:


(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $9,000, $9,000, $9,000 and $3,200 for the years 1997, 1996, 1995 and 1994, respectively.

(C) Represents income before provision for income taxes divided by net income as follows:

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                                      Twelve Months Ended December 31,

                            1997       1996       1995     1994*       1993
                          --------   --------   --------    -----    --------
Income before provision
 for income taxes         $159,286   $119,400   $240,590    $--      $124,923

Net Income                  93,517     69,067    148,540     --        77,875


* For the twelve months ended December 31, 1994, the ratio was based on the composite income tax rate for 1994.


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